Final Term Sheet	Filed Pursuant to Rule 433
Medium-Term Notes, Series N – Floating Rate June 3, 2014	Registration No. 333-184808

PACCAR Financial Corp.

Medium-Term Notes, Series N – Floating Rate

CUSIP # 69371RL95

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☐  Barclays Capital Inc.

☐  Citigroup Global Markets Inc.

☐  Mitsubishi UFJ Securities (USA), Inc.

☐  BNP Paribas Securities Corp.

☐  J.P. Morgan Securities LLC

☐  Goldman, Sachs & Co.

☒  Other: Merrill Lynch, Pierce, Fenner & Smith

                                                         Incorporated

RBC Capital Markets, LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

ANZ Securities, Inc.

Lloyds Securities Inc.

The Williams Capital Group, L.P.

acting as ☒ principal ☐ agent

at: ☐ varying prices related to prevailing market prices at the time of resale

     ☒ a fixed initial public offering price of 100% of the Principal Amount.

Principal Amount: $200,000,000	Original Issue Date: June 6, 2014 (T+3)

Agent’s Discount or Commission: 0.20%	Final Maturity Date: June 6, 2017

Net Proceeds to Company: $199,600,000

Interest Payment Dates: March 6, June 6, September 6 and December 6, commencing September 6, 2014

Record Dates: February 20, May 23, August 23 and November 22 preceding the applicable Interest Payment Date

Calculation Agent:

Interest Rate Calculation:

☒	Regular Floating Rate Note	☐ Floating Rate/Fixed Rate Note

☐	Inverse Floating Rate Note	Fixed Rate Commencement Date:

	Fixed Interest Rate:	Fixed Interest Rate:

☐	Other Floating Rate Note (see attached)

Initial Interest Reset Date: June 6, 2014

Interest Reset Dates: March 6, June 6, September 6 and December 6

Interest Rate Basis:

☐ CD Rate	☐ Federal Funds Rate ☐ Federal Funds (Effective) Rate	☐ Prime Rate
☐ Commercial Paper Rate	☐ Federal Funds Open Rate ☐ Federal Funds Target Rate	☐ Treasury Rate
☐ CMT Rate		☐ Other (see attached)
☐ Reuters Page FRBCMT	☒ LIBOR
☐ Reuters Page FEDCMT	Designated LIBOR Page:
If Reuters Page FEDCMT: ☐ Weekly Average	☒ Reuters Page LIBOR 01 ☐ Reuters Page LIBOR 02
☐ Monthly Average	Designated LIBOR Currency:

Index Maturity: 3 month LIBOR

Spread (+/-): +19 bps

Spread Multiplier: N/A

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

Day Count Convention:

☐	30/360 for the period from to

☒	Actual/360 for the period from June 6, 2014 to June 6, 2017

☐	Actual/Actual for the period from to

Redemption:

☒	The Notes may not be redeemed prior to the Maturity Date.

☐	The Notes may be redeemed at our option prior to Maturity Date.

Initial Redemption Date:

Initial Redemption Percentage:         %

Annual Redemption Percentage Reduction:         % until Redemption Percentage is 100% of the Principal Amount.

☐	The Notes shall be redeemed by us prior to the Maturity Date (see attached).

Repayment:

☒	The Notes may not be repaid at the option of the holder prior to the Maturity Date.

☐	The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.

Option Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars, see attached)

Minimum Denominations: $1,000 and integral multiples of $1,000 in excess thereof

Exchange Rate Agent:                      (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check  ☐

    Issue Price:

Form:        ☒  Book-Entry    ☐  Certificated

Plan of Distribution:

Name	Title	Principal Amount of Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	Bookrunner	$42,500,000
RBC Capital Markets, LLC	Bookrunner	$42,500,000
U.S. Bancorp Investments, Inc.	Bookrunner	$42,500,000
Wells Fargo Securities, LLC	Bookrunner	$42,500,000
ANZ Securities, Inc.	Co-Manager	$10,000,000
Lloyds Securities Inc.	Co-Manager	$10,000,000
The Williams Capital Group, L.P.	Co-Manager	$10,000,000

Total		$200,000,000

Other Provisions: N/A

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets, LLC, U.S. Bancorp Investments, Inc., Wells Fargo Securities, LLC or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll-free at 1-800-294-1322, RBC Capital Markets, LLC, toll-free at 1-866-375-6829, U.S. Bancorp Investments, Inc., toll-free at 1-877-558-2607 or Wells Fargo Securities, LLC, toll-free at 1-800-326-5897.

Supplemental United States Federal Income Taxation

The following discussion supplements the discussion contained in the Prospectus and Prospectus Supplement under the caption “United States Federal Income Taxation—Non-U.S. Holders—Foreign Account Tax Compliance.”

Pursuant to Treasury Regulations, the Foreign Account Tax Compliance Act (“FATCA”) will generally not apply to obligations, such as the Notes, that are issued prior to July 1, 2014. Therefore, as of the issue date, the Notes will not be subject to FATCA withholding.

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